Filed Pursuant To Rule 433

Registration No. 333-286293

April 23, 2025

TAX & REGULATORY DOCUMENTS CONTACT INVESTOR LOGIN Investment Products Research Resources Company Publicly Traded Funds Explore Grayscale's publicly traded funds, available in brokerage and retirement accounts. Featured Products As of 04/22/2025 Grayscale Basic Attention Token Trust GBAT $3,571,406.02 $1.25 $1.26 Grayscale Bitcoin Cash Trust BCHG $140,614,825.51 $2.91 $2.98

Grayscale Chainlink Trust GLNK $16,609,445.74 $38.00 $12.49 Grayscale Decentraland Trust MANA $9,087,480.55 $2.98 $2.76 Grayscale Decentralized Finance (DeFi) Fund DEFG $3,176,616.58 $15.75 $13.50 Grayscale Digital Large Cap Fund GDLC $654,022,040.46 $37.10 $41.22 Grayscale Ethereum Classic Trust ETCG $181,858,705.84 $7.19 $13.00 Grayscale Filecoin Trust FILG $5,139,918.35 $4.50 $2.37 Grayscale Horizen Trust HZEN $8,761,664.48 $1.70 $0.77 Grayscale Litecoin Trust LTCN $168,444,157.67 $6.90 $6.95 Grayscale Livepeer Trust GLIV $3,375,956.58 $6.34 $4.93 Grayscale Solana Trust GSOL $76,570,608.12 $10.99 $10.60 Grayscale Stellar Lumens Trust GXLM $30,683,483.24 $21.00 $22.16 Grayscale Zcash Trust ZCSH $12,445,343.50 $3.15 $2.62 Explore More Products ETFs/ETPs Explore Grayscale's exchange traded funds and products, available in brokerage and retirement accounts. Private Funds

Explore Grayscale's private funds, available to eligible accredited investors. GDIF GDIF seeks to optimize income by investing capital across a portfolio of proof-of-stake tokens. Ready to Invest? Stay on top of the latest crypto news and insights INVESTMENT PRODUCTS ETFs/ETPs Publicly Traded Funds Private Funds GDIF RESEARCH Market Commentary Reports Videos & Webinars Token Fundamentals Explore All RESOURCES Tax & Regulatory Documents The Grayscale Glossary FAQs COMPANY About Grayscale Press Careers Contact Us BLOG General Updates Industry Insights Explore All

Financial Professionals Grayscale Crypto Sectors © 2025 Grayscale. All rights reserved Privacy Policy Terms of Service Social Media Disclosure Grayscale Operating, LLC (“GSO”) is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA, and Grayscale Investments Sponsors, LLC ("GSIS", together with GSO, GSS, and GSA, "Grayscale"). GSIS is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products (“Products”) sponsored or managed by GSIS are registered under the Investment Company Act of 1940. Private placement securities are speculative, illiquid, and entail a high level of risk, including the risk that an investor could lose their entire investment. The Products are not suitable for any investor that cannot afford loss of the entire investment. Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902. Carefully consider investment objectives, risk factors, fees and expenses before investing. This and other information can be found in each Product’s private placement memorandum, which may be obtained from Grayscale and, for each Product that is an SEC reporting company, the SEC’s website, or for each Product that reports under the OTC Markets Alternative Reporting Standards, the OTC Markets website. Reports prepared in accordance with the OTC Markets Alternative Reporting Standards are not prepared in accordance with SEC requirements and may not contain all information that is useful for an informed investment decision. Read these documents carefully before investing. The shares of each Product are intended to reflect the price of the digital asset(s) held by such Product (based on digital asset(s) per share), less such Product’s expenses and other liabilities. Because each Product does not currently operate a redemption program, there can be no assurance that the value of such Product’s shares will reflect the value of the assets held by such Product, less such Product’s expenses and other liabilities, and the shares of such Product, if traded on any secondary market, may trade at a substantial premium over, or a substantial discount to, the value of the assets held by such Product, less such Product’s expenses and other liabilities, and such Product may be unable to meet its investment objective. If the shares trade at a premium, investors who purchase shares on the secondary market will pay more for their shares than investors who purchase shares directly from authorized participants. In contrast, if the shares trade on the secondary market at a discount, investors who purchase shares directly from authorized participants will pay more for their shares than investors who purchase shares on the secondary market. The shares of each Product are not registered under the Securities Act of 1933, the Securities Exchange Act of 1934 (except for Products that are SEC reporting companies), the Investment Company Act of 1940, or any state securities laws. The Products are offered in private placements pursuant to the exemption from registration provided by Rule 506(c) under Regulation D of the Securities Act of 1933 and are only available to accredited investors. As a result, the shares of each Product are restricted and subject to significant limitations on resales and transfers. Potential investors in any Product should carefully consider the long-term nature of an investment in that Product prior to making an investment decision. The shares of certain Products are also publicly quoted on OTC Markets and shares that have become unrestricted in accordance with the rules and regulations of the SEC may be bought and sold throughout the day through any brokerage account. Digital Asset Risk Disclosures Extreme volatility of trading prices that many digital assets have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of the Product and the shares of each Product could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of the Product shares depends on the acceptance of the digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets.

The value of the Product shares relates directly to the value of the underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital asset and may involve the payment of substantial acquisition fees from third party facilitators through cash payments of U.S. dollars. Because the value of the Shares is correlated with the value of digital asset(s) held by the Product, it is important to understand the investment attributes of, and the market for, the underlying digital asset. Please consult with your financial professional. The Products rely on third party service providers to perform certain functions essential to the affairs of the Product and the replacement of such service providers could pose a challenge to the safekeeping of the digital asset and to the operations of the Products. Grayscale does not store, hold, or maintain custody or control of any Product’s digital assets, but instead has entered into a Custodian Agreement on behalf of each Product with a third party custodian to facilitate the security of each Product’s digital assets. The custodian controls and secures each Product’s digital asset account, a segregated custody account to store private keys, which allow for the transfer of ownership or control of the digital asset, on each Product’s behalf. If the custodian resigns or is removed by Grayscale or otherwise, without replacement, it could trigger early termination of such Product. The Products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC). SIPC coverage does not apply to the crypto asset products or services mentioned. © 2025 Grayscale. All trademarks, service marks and/or trade names (e.g., DROP GOLD®, G™, GRAYSCALE®, GRAYSCALE CRYPTO SECTORS™, and GRAYSCALE INVESTMENTS®) are owned and/or registered by Grayscale. All of the content on our site - including text, software, scripts, code, designs, graphics, photos, sounds, music, videos, applications, interactive features, articles, news stories, sketches, animations, stickers, general artwork and other content ("Content") - is owned by Grayscale or others we license Content from, and is protected by copyright, patent and other laws. Grayscale reserves all rights not expressly described herein.

Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.